Exhibit 99.1

Press Contact:

Barry Holt

203-517-3110

bholt@informationsg.com

Investor Contact:

Frank Martell

203-517-3104

fmartell@informationsg.com

INFORMATION SERVICES GROUP ELECTS DAVID BERGER

EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

Seasoned financial executive brings significant major corporate experience in finance, acquisitions and investor relations

STAMFORD, Conn., September 25, 2009 — Information Services Group, Inc. (ISG) (NASDAQ: III, IIIIU, IIIIW), an industry-leading, information-based services company, announced today that David E. Berger, with nearly 30 years of financial experience, including the information services industry, has been elected Executive Vice President and Chief Financial Officer of the company effective October 5, 2009.

Mr. Berger was most recently Senior Vice President, Corporate Controller and Investor Relations with The Nielsen Company, a $5 billion global information and media company, where he spent more than eight years.  He will succeed Frank Martell who is relocating to California and has accepted a CFO position with a privately held services company.

“I am extremely pleased to welcome David to the ISG team,” said Michael P. Connors, Chairman and CEO, ISG. “David and I worked closely together at Nielsen for a number of years and he brings a wealth of acquisition, cost management and financial expertise as we now prepare to move ISG to the next level of growth.  Frank played an important role in the launch of ISG and I want to thank him for his contributions and wish him and his family the best in the future.”

Information Services Group, Inc.	t: 203 517 3100
Two Stamford Plaza	f: 203 517 3199
281 Tresser Boulevard, Stamford, CT 06901	www.informationsg.com

Prior to Nielsen, Mr. Berger was with Simon & Schuster (S&S) and Viacom for nine years, where he held a variety of increasingly important financial positions including Senior Vice President of Finance and Controller of S&S. He was the lead on development and strategic initiatives; financial and operational matters; and managed a staff of over 200 financial professionals.

Mr. Berger was previously at American National Can Company as Director and Business Controller of one of its divisions.  He began his career in public accounting with Touche Ross & Company (now Deloitte).

Mr. Berger is a graduate of the Wharton School of the University of Pennsylvania and earned his Masters of Business Administration from the University of Chicago.

About Information Services Group, Inc.

Information Services Group, Inc. (ISG) was founded in 2006 to build an industry-leading, high-growth, information-based services company by acquiring and growing businesses in advisory, data, business and media information services.  In November 2007, ISG acquired TPI, the largest sourcing data and advisory firm in the world.  Based in Stamford, Connecticut, ISG has a proven leadership team with global experience in information-based services and a track record of creating significant value for shareowners, clients and employees.  For more, visit www.informationsg.com.